Exhibit 99.1


 Wednesday, September 17, 2003

 Press Release

 SOURCE: Dial Thru International Corporation

 CONTACT:  John Jenkins                         Allen Sciarillo
           Chairman and CEO                     CFO
           Dial Thru International Corp.        Dial Thru International Corp.
           (310) 566-1700                       (310) 566-1700



          Dial Thru International Releases 2003 Third Quarter Results

 Los Angeles, California  --  Dial Thru  International Corporation. (OTC  BB:
 DTIX - news) today announced financial results for its third fiscal quarter ended July 31, 2003.

 The Company reported revenues of $5.5 million for the three months ended July 31, 2003, compared to revenues of $6.1 million for the same period in 2002. For the nine months ended July 31, 2003, the Company reported revenues of $17.1 million, compared to revenues of $18.8 for the nine months ended July 31, 2002.

 Costs of revenues were $4.0 million, or 74% of revenues for the three months ended July 31, 2003, compared to $4.1 million, or 67% of revenues for the three months ended July 31, 2002. For the nine months ended July 31, 2003, costs of revenues were $12.7 million, or 74% of revenues, compared to $12.8 million, or 68% of revenues, for the same period in 2002.

 The Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was a loss of $708,000 for the three months ended July 31, 2003. Excluding an asset impairment charge of $684,000 relating to the Company's German subsidiary, EBITDA was a loss of $24,000 for the three months ended July 31, 2003. This compares to a loss of $131,000 for the three months ended July 31, 2002. For the nine months ended July 31, 2003, EBITDA was a loss of $1,477,000. Excluding the asset impairment charge noted above, EBITDA was a loss of $793,000 for the nine months ended July 31, 2003, compared to a loss of $763,000 for the prior year period.

 The Company has determined EBITDA by subtracting depreciation and amortization expense and interest expense and financing costs from its net loss each period. The Company believes that this measurement is important to provide additional guidance to the investment community regarding the Company's operating results each period exclusive of expenses that are primarily non-cash.

 The Company's net loss was $1.3 million, or ($0.08) per share, for the three months ended July 31, 2003, compared to a loss of $1.1 million, or ($0.07) per share, for the prior fiscal period. Excluding an asset impairment write-down of $684,000, the Company's loss for the three months ended July 31, 2003 was $664,000, an improvement of $419,000 over the prior year period. The Company's net loss for the nine months ended July 31, 2003 was $3.7 million, or ($0.23) per share, compared to a loss of $3.6 million, or ($0.27) per share for the prior year period.

 John Jenkins, Chief Executive Officer, stated, "We are very pleased with our gross revenue and EBITDA results for this quarter. As of August 1, 2003, our Germany subsidiary, Rapid Link, GmbH, ceased operations. Had the losses from this subsidiary not been included in our results for the quarter ended July 31, 2003, our revenue would have been down $831,000, our EBITDA and net loss as reported would have improved by approximately $950,000. For the period in question, our US operations, excluding the Germany operating results, was EBITDA positive approximately $200,000. We believe that our growth in the other areas of our business will make up for the loss of revenue from our German operations and our bottom line will improve significantly. We have also successfully reduced our selling, general and administrative expenses by nearly $700,000 over the prior year quarter as we continue to streamline our internal operations."


 Dial Thru International Corporation is a facilities-based provider of telecommunications products and services, including international dial-thru, re-origination, Internet fax, e-Commerce, ISP, ASP, Unified Messaging, phone card products, and other enhanced Internet telephony services. The Company is developing a private IP Telephony network and utilizes Voice over Internet Protocol and other compression techniques to improve both cost and efficiencies of telecommunications transmissions. Dial Thru selectively targets emerging international markets with demand for services that can be derived from IP technologies.

 This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition in the telecommunications business, (ii) the price-sensitive nature of consumer demand, (iii) the Company's dependence upon favorable pricing from its carriers and suppliers and (iv) other risks indicated herein and in filings with the Commission, including the Form 10-K for the fiscal year ended October 31, 2002, which was filed on January 29, 2003.